Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-59701, 333-14847, 333-27623, 333-40767, 333-89824, 333-120185, and 333-125302 of The E.W. Scripps Company and subsidiaries on Form S-8 and Registration Statement No. 333-138321 of The E.W. Scripps Company and subsidiaries on Form S-3 of our reports dated February 29, 2008, relating to the financial statements and financial statement schedule of The E.W. Scripps Company and subsidiaries, and the effectiveness of internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes an Interpretation of Statement of Financial Accountings Standards (“SFAS”) Statement No. 109, in 2007, and SFAS No. 123(R) (revised 2004), Share Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006) appearing in this Annual Report on Form 10-K of The E.W. Scripps Company and subsidiaries for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 29, 2008